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                                                  Exhibit 21








                    SUBSIDIARIES OF DPL INC.


DPL Inc. had the following wholly owned subsidiaries on March 11, 1994:



                                                    State of
Name                                              Incorporation
- ----                                              -------------

The Dayton Power and Light Company                   Ohio
Miami Valley Insurance Company                       Vermont
Miami Valley Leasing, Inc.                           Ohio
Miami Valley Resources, Inc.                         Ohio
Miami Valley Lighting, Inc.                          Ohio
Miami Valley Development Company                     Ohio
Miami Valley CTC, Inc.                               Ohio

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